RIGHTS AGREEMENT

                                 AMENDMENT NO. 1


      This Amendment No. 1 dated as of June 27, 2000 (this "Amendment") amends the Rights Agreement, dated as of May 29, 1998 (the "Rights Agreement"), by and between CSX Corporation, a Virginia corporation (the "Company"), and Harris Trust Company of New York (the "Rights Agent").

      WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share of the Company outstanding on June 8, 1998, each Right representing the right to purchase one one-hundredth of a Preferred Share, upon the terms and subject to the conditions set forth in the Rights Agreement, as amended hereby, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date;

      WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to effect certain amendments to the Rights Agreement;

      WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights to make any provisions with respect to the Rights which the Company deems necessary or desirable; and

      WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in the manner set forth below.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties thereto agree that the Rights Agreement is amended as follows:

      1. Amendment.
         ---------

      (a) All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

      (b) The definition of "Acquiring Person" in Section 1(a) is hereby amended and restated it in its entirety as follows:



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               "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, any Person who would otherwise qualify as an Acquiring Person as of June 27, 2000 pursuant to the foregoing provisions of this paragraph
         (a) shall not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of a percentage of Common Shares of the Company then outstanding in excess of the sum of 1% and the percentage of Common Shares of the Company Beneficially Owned by such Person and all Affiliates and Associates of such Person as of June 27, 2000; provided, however, that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 10% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement."

      (c) Section 3(a) is hereby amended by replacing "20%" with "10%" in the first sentence thereof.

      (d) Section 27 is hereby amended by deleting the penultimate sentence thereof.

      (e) Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as set forth in Exhibit B hereto.

      2. Miscellaneous.
         -------------

      (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed and construed


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

in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

      (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

      (d) Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.


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

      IN WITNESS WHEREOF, this Amendment has been duly executed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.

ATTEST:                                  CSX CORPORATION

By:                                      By:

   /s/ Alan Rudnick                         /s/ John W. Snow
--------------------------               --------------------------
Name:  Alan Rudnick                      Name:  John W. Snow
Title: Vice President - General          Title: Chairman, President & Chief
       Counsel & Secretary                      Executive Officer

                                         HARRIS TRUST COMPANY OF NEW YORK,
                                         as Rights Agent

By:                                      By:

   /s/ Richard Campbell                     /s/ Joseph McFadden
--------------------------               --------------------------
Name:  Richard Campbell                  Name:  Joseph McFadden
Title: Vice President                    Title: Vice President




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                                                                       EXHIBIT B
                                                                       ---------

                          SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED SHARES


            On May 29, 1998, the Board of Directors of CSX Corporation, referred to as the "Company", declared a dividend of one preferred share purchase right, referred to as a "Right", for each outstanding share of common stock of the Company, par value $1.00 per share, referred to as the "Common Shares". The dividend is payable on June 8, 1998, referred to as the "Record Date", to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one hundredth of a share of Junior Participating Preferred Stock, Series B of the Company, without par value, referred to as the "Preferred Shares", at a price of $180 per one hundredth of a Preferred Share, referred to as the "Purchase Price", subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of May 29, 1998, as amended by Amendment No. 1 to the Rights Agreement dated as of June 27, 2000, collectively referred to as the "Rights Agreement", between the Company and Harris Trust Company of New York as Rights Agent, referred to as the "Rights Agent".

            Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an "Acquiring Person", have acquired beneficial ownership of 10% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Common Shares, the earlier of such dates, referred to as the "Distribution Date", the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto. Notwithstanding the foregoing, any Person who would otherwise qualify as an Acquiring Person, as of June 27, 2000, as described in the preceding sentence, will not qualify as an Acquiring Person unless that Person Beneficially Owns in excess of the sum of 1% and that Person's percentage Beneficial Ownership as of June 27, 2000; provided that, once any Person qualifying under the preceding sentence reduces its Beneficial Ownership to less than 10%, the foregoing exclusion will thereafter not apply.

            The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights, referred to as "Right Certificates", will be mailed to holders of record of the Common Shares as



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of the close of business on the Distribution Date and such separate Right
Certificates alone will evidence the Rights.

            The Rights are not exercisable until the Distribution Date. The Rights will expire on June 8, 2008, referred to as the "Final Expiration Date", unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

            The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

            The number of outstanding Rights and the number of one hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

            Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

            Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

            In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an


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

Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

            At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

            With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

            At any time prior any person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right, referred to as the "Redemption Price". The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

            The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

            Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

            A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated May 29, 1998. A copy of Amendment No. 1 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to the Registration Statement on Form 8-A on June 28, 2000. A copy of the Rights Agreement and Amendment No. 1 is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1, which are hereby incorporated herein by reference.


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